CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MUELLER INDUSTRIES, INC.
Pursuant to Section 242 of the General Corporation Law
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That the Board of Directors of Mueller Industries, Inc., acting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, approved an amendment to the Restated Certificate of Incorporation of said corporation. The resolution setting forth the amendment is as follows:
RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by deleting all of the text in the first paragraph of Article V and replacing it with the following in substitution therefor:
The total number of shares of stock which the Corporation shall have authority to issue is 505,000,000; of such shares the number of common shares which the Corporation shall have authority to issue is 500,000,000, par value $.01 per share (“Common Stock”), and the number of preferred shares which the Corporation shall have authority to issue is 5,000,000, par value $1.00 per share (“Preferred Stock”). Upon the effectiveness of the Certificate of Amendment first inserting this sentence (the “Effective Time”), each share of Common Stock (and each fraction of a share) issued and outstanding, and each share of Common Stock (and each fraction of a share) held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into two fully paid and nonassessable shares (or twice the number of fully paid and non-assessable fractions of a share, as applicable) of Common Stock, reflecting a 2:1 stock split.
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: That this Certificate of Amendment shall be effective at 4:01 p.m. (Eastern Time) on June 29, 2026.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of June 2026.

MUELLER INDUSTRIES, INC.
By:/s/ CHRISTOPHER J. MIRITELLO
Christopher J. Miritello
EVP – General Counsel & Secretary